MAXIT CAPITAL

STRICTLY PRIVATE & CONFIDENTIAL

Presentation to the Special Committee Regarding Project Caber

JULY 15, 2023

Disclaimer

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STRICTLY PRIVATE & CONFIDENTIAL

These materials were prepared exclusively for the benefit and internal use of the Maxit Capital LP ("**Maxit**") client (the "**Company**") to whom it is directly addressed and delivered in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions. These materials were compiled or prepared on a confidential basis solely and exclusively for the use of the Company and not with a view to public disclosure (whether under any securities laws or otherwise). The information is for discussion purposes only. These materials may not be used for any purpose other than as may be specifically contemplated by a written agreement with Maxit. These materials and the information contained herein does not purport to identify or suggest all of the risks (direct or indirect), which may be associated with any possible transaction or transactions.

The information in this presentation reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. Maxit's opinions and estimates constitute Maxit's judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing the materials, Maxit has relied upon documents and information prepared or supplied to Maxit from the Company and other sources, without independent verification by Maxit. Any estimates and projections contained herein have been based upon estimates and projections contained in such documents and third party sources and there is no assurance that such estimates and projections will be realized. Neither Maxit nor any of its employees, affiliates, advisors or representatives makes any representations (express or implied) as to the accuracy or completeness of such information contained herein and nothing contained herein is or shall be construed or relied upon as, a representation, whether as to the past, present or future. Nothing herein should be construed as tax, accounting or legal advice. Maxit does not have any obligation to update or otherwise revise the materials and information contained herein.

Maxit believes that these materials must be considered as a whole and that selecting portions of the analyses and the factors considered by Maxit, without considering all of the factors and analyses together, could create a misleading view of the presentation. The preparation of a presentation such as this is complex and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lend to undue emphasis on any particular factor or analysis.

Any market valuations contained herein are indicative values as of the time and date indicated. Such market valuations as well as any calculations are believed to be reliable, but Maxit does not warrant their completeness or accuracy. Any price or valuation constitutes our judgment and are subject to change without notice. Investors should understand that statements regarding future prospects may not be realized. Maxit cannot guarantee that different prices and/or valuations would not be available elsewhere and suggests that valuations from other sources be obtained for comparison. Actual quotations could differ subject to market conditions.

These materials must not be disclosed, copied or reproduced, distributed or passed to others at any time without the prior written consent of Maxit.

Maxit will not be liable to the Company or any third party, whether for negligence, breach of contract or otherwise, for any loss or damage of whatsoever nature suffered by the Company or a third party (including, without limitation, direct loss or damage, indirect or consequential loss or damage, loss of goodwill, loss of business opportunity, loss of data or loss of profit), arising from Maxit providing you with these materials or the information contained herein.

Maxit Capital LP is registered in the category of exempt market dealer in Ontario, Canada.

All logos are property of their respective owners and are for identification purposes only. Use of these names, logos, and brands does not imply endorsement.

These materials do not constitute a commitment by any Maxit entity to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services. Nothing in these materials should be construed as, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy or hold, as interest in any security or investment product. Final terms and conditions, if any, for any transaction discussed herein will be subject to a variety of reviews and approvals as well as market conditions.

Introduction

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- Maxit Capital LP ("Maxit") has been retained by the independent special committee (the "Special Committee") of the board of directors (the "Board") of PolyMet Mining Corp. (and together with its affiliates, "PolyMet" or the "Company" or "PLM") to act as an independent valuator in connection with an initial proposal dated May 24, 2023 ("Initial Proposal") received from Glencore AG (and together with its affiliates, "Glencore") leading to a non-binding proposal dated June 30, 2023 ("Proposal") to acquire all of the outstanding common shares of PolyMet (the "PolyMet Shares") not held by Glencore (the "Transaction")
- Maxit's mandate includes the preparation and delivery to the Special Committee of PLM:
  - A formal valuation (the "Valuation") of the PolyMet Shares in accordance with the requirements of Multilateral Instrument 61-101 – *Protection of Minority Security Holders in Special Transactions* ("MI 61-101"); and
  - An opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the Consideration to be received by PolyMet shareholders (other than Glencore) pursuant to the Transaction
- The analysis herein is based upon the securities markets, economic and general business and financial conditions prevailing as at this date, any of which may vary considerably in the future
- In preparing this presentation, we have relied upon the information provided to us by or on behalf of both the Company and Glencore, discussions with representatives of the Company and publicly available information on the Company and Glencore
- We have not attempted to independently verify the accuracy or completeness of any such information
- The analysis summarized in this presentation are made based on information available as at July 14, 2023 and are based on the closing share prices as at July 14, 2023 unless otherwise noted

The preparation of a Valuation and Fairness Opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Maxit believes that its analyses must be considered as a whole and that selecting portions of the analyses or factors considered by us, without considering all factors and analyses together, could create an incomplete view of the process underlying the Valuation and Fairness Opinion. This report is summary in nature and the reader should read the Valuation and Fairness Opinion letter in its entirety.

Assumptions and Limitations

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- With the Special Committee's approval and agreement, Maxit has relied upon and assumed, among other things:
  - The completeness, accuracy and fair presentation of all financial and other information (the "Information") obtained by us from public sources or provided to us
  - That all forecasts, projections, estimates and budgets are reasonable in the circumstances and consistent with industry practices
  - That all forecasts, projections, estimates and budgets reflect the best currently available information and estimates as to the matters covered thereby
  - That the estimates of future mineable resources reflects the best professional estimates and judgment of management
  - That there has been no material change in the financial condition, assets, liabilities, business, operations or prospects of the Company
  - That there are no plans or proposals that could reasonably be expected to have a material effect on the financial condition, assets, liabilities, prospects or affairs of the Company
  - That there are no circumstances or developments that could reasonably be expected to have a material effect on the financial condition, assets, liabilities, prospects or affairs of the Company
  - That there are no actions, suits, proceedings or inquiries pending or threatened which may in any way materially adversely affect the Company
- The provision of the Valuation and Fairness Opinion is subject to, among other things, the receipt of an officers' certificate provided by two senior officers of PolyMet as to certain factual matters and the completeness and accuracy of the Information upon which the Valuation and Fairness Opinion is based

Scope of Review

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- In connection with rendering the Valuation and Fairness Opinion, we have reviewed, considered and relied upon (without attempting to verify independently the completeness, accuracy or fair presentation thereof) or carried out, among other things, the following:

  a) The draft of the Arrangement Agreement between PolyMet and Glencore dated July 14, 2023;

  b) Drafts of support and voting agreements;

  c) The Amended and Restated Limited Liability Company Agreement of NewRange dated February 14, 2023;

  d) Certain other internal financial, operating, corporate and other information prepared or provided by or on behalf of PolyMet concerning the business operations, assets, liabilities and prospects of PolyMet and the NewRange Project;

  e) Internal management forecasts, development and operating projections, estimates (including future estimates of mineable resources) and budgets prepared or provided by or on behalf of PolyMet;

  f) Discussions and due diligence meetings with management of PolyMet relating to its business plans, financial conditions and prospects;

  g) Meetings with NewRange personnel on July 5-6, 2023 and visit to the NewRange JV site area on July 5, 2023;

  h) Private and public information relating to the business and financial condition of PolyMet and Glencore;

  i) Public information with respect to selected public companies we considered relevant;

  j) Public information with respect to selected precedent transactions we considered relevant;

  k) Various available equity research reports and industry sources we considered relevant; and

  l) Such other information, investigations, analyses and discussions (including discussions with the management of the Company and the Company's external legal counsel) as we considered necessary or appropriate in the circumstances.

Summary of Maxit's Relationships and Past Work for PolyMet & Glencore

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- Maxit is not an affiliate and does not have a material financial interest in PolyMet or Glencore (together, the "Interested Parties") for the purposes of MI 61-101
- Maxit has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than:
  - Acting as a financial advisor, including providing a fairness opinion, to a special committee of PolyMet's independent directors in connection with PolyMet's joint venture transaction with Teck Resources Limited and its affiliates ("Teck" or the "JV Partner") resulting in PolyMet having a 50% interest in NewRange Copper Nickel LLC ("NewRange" or "JVCo"), which transaction was completed on February 15, 2023 ("JV Transaction")
- Revenues from the Interested Parties are not material to overall revenues of Maxit

MAXIT CAPITAL

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1. Transaction Summary

Transaction Summary

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Key Terms & Conditions

Proposed Transaction	• Acquisition of PolyMet by Glencore through a plan of arrangement – Glencore to acquire all PolyMet shares it does not already own (i.e. ~18% of PolyMet) • Total implied transaction equity value of US$414MM
Consideration	• US$2.11 per PolyMet common share paid in cash – 167% premium over the June 30, 2023 closing price (last unaffected date) and 124% premium based on PolyMet's 20-day VWAP for the period up to June 30, 2023 • Dilutive securities (options, RSUs, bonus shares, etc.) to be paid out in cash based on the in-the-money amount as applicable
Key Conditions	• PolyMet shareholder vote – $66^{2/3}$% of shareholder votes cast – Simple majority of votes cast by PolyMet's minority shareholders • A formal valuation delivered pursuant to MI 61-101 • Break fee of US$12MM payable in certain circumstances (~3% of transaction equity value on a 100% basis for PolyMet) • Voting support agreements from senior officers and directors • Unanimous recommendation by the Board of Directors • Customary regulatory and court approvals
Other	• Shareholder meeting to be held no later than November 15, 2023 • Outside date of December 31, 2023

Transaction Parameters (1)

Transaction Value (100% Basis)		
Offer Per PolyMet Share	**(US$/share)**	**$2.11**
Basic Shares Outstanding	(MM)	194.5
FD ITM Securities Outstanding	(MM)	196.3
Total Equity Value	**(US$MM)**	**$414**
Cash & Equivalents	(US$MM)	$96
Proceeds from ITM Securities	(US$MM)	--
Debt / Leases	(US$MM)	$0
Total Enterprise Value	**(US$MM)**	**$318**
Glencore Acquisition Cost		
FD ITM Securities to Acquire	(MM)	36.5
Implied Glencore Acquisiton Cost	**(US$MM)**	**$77**
Transaction Metrics		
Model P/NAV	(x)	0.72x
Street P/NAV (Paradigm Research Est.) (2)	(x)	0.37x
EV/Cu Eq. Resources (3)	(US¢/lb Cu Eq.)	0.9¢
Transaction Premiums		
Premium to Unaffected	(%)	167%
Premium to 20-Day Unaffected VWAP	(%)	124%
Premium to HUSP (4)	(%)	153%
Premium to Last Close (07/14/2023)	(%)	3%

Source: Company disclosure, FactSet, Bloomberg, model and available analyst estimates.
Note: Where applicable, based on US trading.
(1) Balance sheet per management as at June 30, 2023.
(2) February 2023 estimate.
(3) Assumes LT consensus prices.
(4) Hypothetical unaffected share price ("HUSP"); PLM's hypothetical share price based on median peer performance since unaffected date. See slide 12 for details.

2. PolyMet Market Perspectives

PolyMet Snapshot

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Market Snapshot

		30-Jun-23	Affected
Capitalization Summary [(1)]			
Share Price - 7/14/2023	(US$)	$0.79	$2.05
Basic Shares Outstanding	(MM)	194.5	194.5
FD ITM Shares Outstanding	(MM)	196.3	196.3
Market Capitalization	**(US$MM)**	**$155**	**$402**
Cash & Equivalents	(US$MM)	$96	$96
Proceeds from ITM Securities	(US$MM)	--	--
Debt	(US$MM)	$0	$0
Enterprise Value	**(US$MM)**	**$59**	**$307**
Trading Summary			
52-Week High	(US$)	$3.43	
52-Week Low	(US$)	$0.75	
20-Day VWAP	(US$)	$0.94	$1.80
30-Day VWAP	(US$)	$1.02	$1.74
Avg. Daily Volume (LTM) [(2)]	(000's)	107	233
Avg. Daily Trading Value (LTM) [(2)]	(US$000)	$205	$441
Trading Value Metrics			
Consensus P / NAV [(3)]	(ratio)	0.14x	0.36x
EV / Cu Resources	(US¢/lb)	0.3¢	1.7¢
EV / Cu Eq. Resources [(4)]	(US¢/lb)	0.2¢	0.8¢

Share Performance



Feb 17, 2021 – Federal challenge to Water Quality Permit dismissed
Jun 4, 2021 – Potential review of wetlands permit based on EPA decision
Jan 24, 2022 – MN Court of Appeals rules favorably on water permit
Jun 21, 2022 – MN Court of Appeals dismisses challenge to air permit
Jun 6, 2023 – Clean Water Act section 404 permit revoked
Mar 4, 2021 – EPA filing on downstream water
Dec 20, 2021 – MN Pollution Control Agency supplemental findings released for air permit
Mar 8, 2022 – Nickel short squeeze; commodities spike
Apr 10, 2023 – US$195MM rights offering closed; repayment of Glencore debt
Jul 20, 2022 – NewRange JV announced
Jul 3, 2023 – Glencore Proposal made public
Feb 24, 2021 – MN Supreme Court rules in favor of air permit
Jul 19, 2021 – MN air permit remand for explanation
Feb 15, 2022 – Up to US$40MM converts with Glencore
Feb 15, 2023 – JV closed; rights offering intention confirmed
Share Price (US$)
$6.00
$4.50
$3.00
$1.50
$0.00
Volume (MM)
28.0
21.0
14.0
7.0
0.0
Jan-21
May-21
Oct-21
Mar-22
Aug-22
Jan-23
Jun-23
Volume (2)
Share Price
Offer @ US$2.11/share
Cu Price (Indexed)
HUSP

Source: FactSet, Bloomberg, company disclosure and management.
Notes: Resources inclusive of reserves. Where indicated, undisturbed metrics shown as at June 30, 2023.
(1) Balance sheet per management as at June 30, 2023.
(2) Includes trading on the NYSE American, TSX and FWB.
(3) Based on February 2023 Paradigm research estimate.
(4) Assumes LT consensus prices.

Relative Performance

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Last 12 Months



NGEx 379%
Hot Chili 112%
Faraday 80%
Foran 70%
Horizonte 57%
Marimaca 51%
Copper Fox 37%
Los Andes 29%
Western Cu & Au 29%
Copper Spot 20%
Nickel Spot 5%
Arizona Sonoran 3%
FPX Nickel 2%
Oroco 0%
Solaris (1%)
NorthIsle (3%)
Northern Dynasty (3%)
Trilogy Metals (12%)
PolyMet (Affected) (16%)
Canada Nickel (17%)
Highland Cu (24%)
Talon (26%)
Palladium Spot (32%)
SolGold (33%)
PolyMet (HUSP) (66%)
PolyMet (Unaffected) (68%)

Since Permit Revocation [1]



Los Andes 44%
Hot Chili 39%
PolyMet (Affected) 30%
Horizonte 18%
Northern Dynasty 17%
Foran 12%
Faraday 11%
Trilogy Metals 4%
Copper Spot 4%
NGEx 4%
Canada Nickel 3%
Western Cu& Au 2%
Nickel Spot 1%
Arizona Sonoran 1%
SolGold 1%
NorthIsle 0%
Highland Cu 0%
Marimaca (0%)
Solaris (1%)
Oroco (3%)
Talon (5%)
Copper Fox (5%)
Palladium Spot (8%)
FPX Nickel (9%)
PolyMet (HUSP) (47%)
PolyMet (Unaffected) (50%)

Peers Since Proposal Announcement [2]



PolyMet (Affected) 159%
Hot Chili 30%
FPX Nickel 14%
Northern Dynasty 13%
NorthIsle 13%
Horizonte 10%
Canada Nickel 7%
SolGold 7%
Los Andes 7%
Faraday 7%
Western Cu & Au 6%
Peer Median 5%
Foran 5%
Arizona Sonoran 5%
Oroco 4%
Copper Fox 4%
Solaris 0%
Highland Cu 0%
Trilogy Metals (1%)
NGEx (3%)
Marimaca (4%)
Talon (18%)

Source: FactSet.

Note: Where applicable, PolyMet performance shown for illustrative purposes to unaffected date of June 30, 2023.

(1) Reflects trading since June 6, 2023 closing price being the unaffected trading day prior to announcement of the Section 404 permit being revoked at NorthMet.

(2) Reflects trading since June 30, 2023 closing price being the unaffected trading day prior to announcement of the proposed Glencore transaction. Peer Median used in HUSP as applicable.

Equity Research Perspectives

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Analyst Price Targets (US$)

BUYS

Paradigm	02/15/2023	$4.40

Unaffected / Current Share Price	$0.79 | $2.05
Premium to Unaffected / Current Price	**457% | 115%**

Historical Paradigm Research NAV Summary (February 2023) (1)

	Methodology	*(US$MM)*
Develoment Assets @ 50%		
NorthMet	10% Disc. Rate	$348
NorthMet Remaining Resource	in-situ	$182
Mesaba	in-situ	$536
Total NewRange (50%)		**$1,066**
Other Assets	Corp. Adj.	$119
Total Liabilities	Corp. Adj.	$58
Total Net Asset Value		**$1,127**
F.D. Shares O/S		**195.2**
	(C$)	*(US$)* (2)
NAVPS	**$7.22**	**$5.77**
Target Multiple	**0.75x**	
Target Price	**$5.50**	**$4.40**

Historical Paradigm Research Themes (February 2023) (1)

NorthMet Advances Another Step to Fruition

- The announcement of the NewRange JV with Teck may be the key that fully unlocks the value not only for NorthMet but also a path forward for Teck's Mesaba
- With only three outstanding challenges remaining on permits which could be resolved in the near-term, and two committed partners in Glencore and Teck, construction could begin as early as this year and production by 2026
- PolyMet remains one of the few companies poised to benefit from Minnesota turning into a major new source for domestic copper and nickel production for the rapidly growing domestic EV and renewable energy market

Development Options for NewRange

- With the addition of the Mesaba deposit, the NewRange project now stands at a far larger 2.9Bn tonnes and more than capable to support a multi-generation mine
- Any potential expansion at NorthMet beyond a 32,000 stpd operation will need to undergo additional permitting

Available equity research is dated and does not reflect recent permit revocation

Source: FactSet and available Paradigm research.
Note: Where applicable, converted to USD using LT USD:CAD FX of 1.25 per research report.
(1) Considered to be dated. Disclosed LT price assumptions (US$): Cu-$3.75/lb; Ni-$8.50/lb.
(2) Only CAD metrics disclosed. USD calculated using report FX rate.

Shareholder Perspectives

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Estimated Public Shareholder Profile

(MM Shares, US$ MM)	Country	Position	Value	% Basic	% FD
Institutions					
BlackRock	U.S.	1.5	$3.0	0.8%	0.7%
State Street	U.S.	0.5	$1.0	0.2%	0.2%
Geode Capital Mgmt	U.S.	0.4	$0.9	0.2%	0.2%
Morgan Stanley	U.S.	0.2	$0.4	0.1%	0.1%
Boothbay Fund Mgmt	U.S.	0.2	$0.4	0.1%	0.1%
Alpine Global Mgmt	U.S.	0.2	$0.4	0.1%	0.1%
Northern Trust	U.S.	0.2	$0.4	0.1%	0.1%
Parametric Portfolio	U.S.	0.2	$0.3	0.1%	0.1%
BNY Mellon	U.S.	0.1	$0.3	0.1%	0.1%
Dimensional Fund	U.S.	0.1	$0.3	0.1%	0.1%
Other	na	2.2	$4.5	1.1%	1.1%
Subtotal		**5.7**	**$11.8**	**3.0%**	**2.9%**
Insiders & Strategics					
Glencore		159.8	$327.6	82.2%	81.2%
Cherry (Jonathan)		0.5	$1.0	0.2%	0.7%
Keenan (Patrick)		0.2	$0.5	0.1%	0.4%
Other		0.2	$0.3	0.1%	0.3%
Subtotal		**160.7**	**$329.4**	**82.6%**	**82.5%**
Implied Retail and Unidentified Institutions		**28.0**	**$57.5**	**14.4%**	**14.2%**
Basic Shares Outstanding		**194.5**	**$398.6**	**100.0%**	-
ITM Dilutive Securities		**1.8**	**$3.7**	-	-
OTM Dilutive Securities		**1.6**	-	-	-
Total Securities Outstanding / ITM Market Cap		**197.9**	**$402.3**	-	-

Turn of Float (US$) [1]

(MM Shares)	
Basic Shares Outstanding	194.5
Shares Excluded from Float	(160.7)
Public Float Outstanding	33.8
LTM Cumulative Volume Traded	61.6
Implied Turnover (Months)	6.6



Current Share Price: US$2.05
95%
1%
4%
$0.75 - $0.90
$1.80 - $1.95
$1.95 - $2.10
Volume Traded Within Indicated Range

Trading Since	Volume (MM)
Permit Revocation	39
Proposal Made Public	32

Source: Company disclosure, FactSet, Bloomberg and SEDI.

(1) Includes trading on NYSE American, TSX and FWB.

Base Metals Developer Peer Comparison

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Company	Market Cap (US$MM)	Enterprise Value (US$MM)	Net Cash / (Debt)[1] (US$MM)	Attr. Cu Eq. Resources (Bn lbs)	Cu Eq. Resource Grade (%)	Geography	Stage	Mine Life (Years)	Attr. Initial Capex (US$MM)	LOM Avg. Attr. Cu Eq. Production (MM lbs)	LOM Cu Eq. AISC (US$/lb)	Consensus P / NAV	EV / Cu Eq. Resources (US¢/lb)
NGEx	$982	$964	$19	20.8	0.5%	Chile	Res. Dev't	--	--	--	--	0.5x	4.6¢
Foran	$864	$759	$105	2.5	2.4%	Sask.	Feas.	18	$292	61	$2.07	0.9x	30.5¢
Solaris	$697	$668	$37	16.0	0.5%	Ecuador	Res. Dev't	--	--	--	--	0.3x	4.2¢
SolGold	$675	$622	$53	46.1	0.5%	Ecuador	PFS	26	$2,746	381	$1.37	0.2x	1.3¢
Horizonte	$594	$507	$87	25.9	3.3%	Brazil	Const.	28	$443	77	$1.72	0.4x	2.0¢
Los Andes	$420	$411	$9	29.9	0.4%	Chile	PFS	26	$2,441	368	$2.50	0.2x	1.4¢
Marimaca	$297	$260	$37	2.3	0.4%	Chile	PEA	12	$285	79	$1.29	0.5x	11.3¢
Western Cu & Au	$278	$239	$39	24.2	0.3%	Yukon	Feas.	27	$2,894	329	$1.99	0.6x	1.0¢
Talon	$199	$170	$28	1.0	4.4%	Minnesota	PEA	9	$189	49	$1.02	0.3x	17.3¢
Arizona Sonoran	$153	$118	$35	6.5	0.5%	Arizona	PEA	18	$124	56	$1.88	0.5x	1.8¢
Canada Nickel	$149	$138	$11	39.7	0.9%	Ontario	PEA	25	$1,925	207	$1.76	0.2x	0.3¢
Northern Dynasty	$137	$130	$7	127.0	0.5%	Alaska	PEA	20	$3,439	524	$1.89	0.0x	0.1¢
Faraday	$125	$94	$30	5.1	0.5%	Arizona	PEA	32	$798	110	$1.97	0.3x	1.8¢
Oroco	$120	$115	$7	8.9	0.4%	Mexico	Res. Dev't	--	--	--	--	--	1.3¢
Hot Chili[2]	$120	$115	$18	8.5	0.4%	Chile	PEA	16	$977	212	$2.05	0.1x	1.4¢
FPX Nickel	$114	$87	$28	26.4	0.6%	B.C.	PEA	35	$1,675	237	$1.30	0.2x	0.3¢
Copper Fox	$108	$108	$0	5.4	0.4%	B.C.	PEA	21	$663	89	$1.87	--	2.0¢
Trilogy Metals	$88	$84	$4	5.6	2.1%	Alaska	Feas.	13	$588	120	$1.93	0.2x	1.5¢
Highland Copper	$36	$28	$9	9.7	1.2%	Michigan	Feas.	10	$425	66	$2.60	0.1x	0.3¢
NorthIsle	$31	$24	$6	7.1	0.3%	B.C.	PEA	22	$1,082	156	$1.61	0.1x	0.3¢
Median												**0.3x**	**1.4¢**
Average												**0.3x**	**4.2¢**
PolyMet (Affected)[3]	**$402**	**$307**	**$96**	**36.6**	**0.8%**	**Minnesota**	**Feas.**	**50**	**$945**	**185**	**$1.81**	**0.4x**	**0.8¢**
PolyMet (Unaffected)[3]	**$155**	**$59**	**$96**									**0.1x**	**0.2¢**

Source: FactSet, Bloomberg, company disclosure, management and available analyst estimates.

Notes: Resources inclusive of reserves. Cu Eq. figures based on LT consensus metal prices. Operating metrics based on published case unless otherwise noted and shown on an attributable basis.

(1) Cash includes proceeds from ITM securities. Assumes conversion of ITM convertible debt. Where applicable, PF financing.

(2) Operating parameters based on weighted avg. ownership of each asset in project based on total resources.

(3) Operating parameters based on model.

Base Metals Developer Peer Comparison (cont'd)

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Consensus P/NAV



Foran 0.9x
Western Cu & Au 0.6x
Marimaca 0.5x
NGEx 0.5x
Arizona Sonoran 0.5x
Horizonte 0.4x
PolyMet 0.1x 0.4x
Solaris 0.3x
Talon 0.3x
Faraday 0.3x
Los Andes 0.2x
Canada Nickel 0.2x
Trilogy Metals 0.2x
SolGold 0.2x
FPX Nickel 0.2x
Northisle 0.1x
Hot Chili 0.1x
Highland Copper 0.1x
Northern Dynasty 0.0x
Median (ex. PLM): 0.3x
PLM Unaffected
PLM @ Offer

EV/Cu Eq. Resources (US¢/lb)



Foran 30.5¢
Talon 17.3¢
Marimaca 11.3¢
NGEx 4.6¢
Solaris 4.2¢
Copper Fox 2.0¢
Horizonte 2.0¢
Faraday 1.8¢
Arizona Sonoran 1.8¢
Trilogy Metals 1.5¢
Los Andes 1.4¢
Hot Chili 1.4¢
SolGold 1.3¢
Oroco 1.3¢
Western Cu & Au 1.0¢
PolyMet 0.9¢
Canada Nickel 0.3¢
Northisle 0.3¢
FPX Nickel 0.3¢
Highland Copper 0.3¢
Northern Dynasty 0.1¢
Median (ex. PLM): 1.4¢

Median Broker Discount Rate



Northisle 12%
NGEx 11%
FPX Nickel 11%
Horizonte 11%
Hot Chili 10%
Marimaca 10%
Arizona Sonoran 10%
Faraday 10%
Trilogy Metals 10%
PolyMet 10%
Highland Copper 10%
Canada Nickel 9%
Solaris 9%
Talon 9%
Western Cu & Au 8%
Foran 8%
Los Andes 8%
SolGold 8%
Median (ex. PLM): 10%

Source: FactSet, company disclosure and available analyst estimates.
Notes: Resources inclusive of reserves. Cu Eq. figures based on consensus LT metal prices.

3. Model Perspectives

Discount Rate

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- Maxit uses as a starting point an 8% discount rate for base metal companies & projects and makes adjustments, as appropriate, for specific risks including geopolitical and technical risks
  - We believe this methodology is representative of that used by financial and industry participants
- A 9% discount rate was selected based on, among other things
  - Increased technical risk with an expanded operating case that is ~4x larger than what is currently being permitted for
  - Long mine life provides increased optionality (optimized mine plans, sequencing, etc.)
  - Access to and ability to leverage existing infrastructure
  - A feasibility level study has been completed on NorthMet (December 2022)
  - PolyMet has a credible joint venture partner in Teck, to share the costs, risks and complexities of advancing NewRange
  - While NewRange is situated in the U.S., Minnesota is relatively riskier to both other states and countries from a mining industry perspective [(1)]
  - Heightened permitting risk especially related in light of recent rulings and ongoing legal challenges at NorthMet

Select Discount Rate Data Points



12.0%
8.0%
10%
8.0%
Peer Research Median Range (40 estimates)
PolyMet Analyst (1 estimate)
Peer Technical Reports Median (17 estimates)

Source: Company disclosure, available analyst reports and Fraser Institute.

(1) Fraser Institute Annual Survey of Mining Companies 2021 ranks Minnesota 54 out of 84 jurisdictions surveyed on the Investment Attractiveness Index with a score of 54.33/100.

Commodity Price Estimates

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- Selected commodity price forecasts based on available equity research analyst consensus forecasts; pyrrhotite concentrate prices based on management estimates
- We believe this methodology is representative of that used by financial and industry participants in evaluating comparable assets; management also generally utilizes analyst consensus prices

	2027	LT
Copper (US$/lb)		
Median	$3.85	$3.65
Nickel (US$/lb)		
Median	$9.03	$8.75
Cobalt (US$/lb)		
Median	$25.00	$25.00
Palladium (US$/oz)		
Median	$1,394	$1,345
Platinum (US$/oz)		
Median	$1,265	$1,075
Gold (US$/oz)		
Median	$1,750	$1,700
Silver (US$/oz)		
Median	$22.50	$22.00
Pyrrhotite Concentrate (US$/dmt)		
Management	$55.00	$55.00

Source: Management, FactSet, Bloomberg and available analyst estimates.

Model Overview

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Key Parameters (100% Basis)

			Cu	Cu Eq.
Modelled Resources	Total Ore Mined/Milled	(MM tons)	1,888	
	Grade [1]	(%)	0.37%	0.76%
Operating Parameters	Start-up Year	(years)	2027	
	Estimated Mine Life	(years)	50	
	Avg. Throughput	(k stpd)	105	
	LOM Total Payable Production	(Bn lbs)	12.2	18.5
	LOM Avg. Payable Production	(MM lbs)	245	369
Operating Cost per Ton	Mining Costs	(US$/st process.)	$2.31	
	Processing Costs	(US$/st process.)	$9.36[2]	
	G&A Costs	(US$/st process.)	$0.47	
	Total Direct Operating Costs	(US$/st process.)	$12.15	
Cash Costs per Payable Metal	LOM Avg. Cu Eq. Cash Costs	(US$/lb Cu Eq.)	$1.66	
	LOM Avg. Cu Eq. Site AISC	(US$/lb Cu Eq.)	$1.81	
Capex	Initial Capex [3]	(US$Bn)	$1.9	
	Expansion Capex	(US$Bn)	$1.1	
	LOM Sustaining Capex	(US$Bn)	$2.8	
Economics	After-tax NPV (9%)	(US$MM)	$956	
	PLM Attributable After-tax NPV (9%)	(US$MM)	$478	
	After-tax IRR	(%)	12.8%	

Commentary

- Maxit relied on a financial model prepared by management and approved for its use by the Special Committee
- Mine plan based on ore initially from the NorthMet ore body with Mesaba feed added to the mine plan as mining rates increase
- Assumes hydrometallurgical processing is employed
- Gradual expansion to 118k stpd modelled
  - Increase beyond 32k stpd expected to be subject to additional permitting

Source: Management model.
Notes: Assumes consensus prices. Discounted to July 2023.
(1) Cu Eq. grade shown excluding sulphur.
(2) Captures hydromet sustaining capex.
(3) Includes spend to construction and capex in the first year of production.

Model Profile (100% Basis)

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Cu Eq. Operating Profile


$1.99 $2.02 $2.32 $2.08 $1.99 $2.07 $2.17 $2.05 $2.57 $1.87 $1.96 $2.31 $2.21 $2.09 $2.12 $2.18 $2.13 $2.21 $2.09 $2.15 $2.43 $2.52 $2.45 $2.33 $2.42 $1.87 $1.88 $1.89 $2.31
44k stpd phase
118k stpd phase
65 135 127 148 164 164 166 168 145 368 369 317 329 354 338 336 329 321 333 324 288 269 291 295 282 383 376 373 292
'27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 '73 '74 '75 '76
Cu (MM lbs)
Ni (MM lbs Cu Eq.)
Precious Metals (MM lbs Cu Eq.)
Co & Po Concentrate (MM lbs Cu Eq.)
Cu Eq. Site AISC (US$/lb)

Unlevered Cash Flow Profile (US$Bn)


($0.1) ($0.1) ($0.6) ($1.1) ($1.7) ($1.6) ($1.5) ($1.3) ($1.1) ($1.2) ($1.3) ($1.2) ($1.1) ($0.6) ($0.0) $0.3 $0.7 $1.2 $1.7 $2.1 $2.6 $3.0 $3.4 $3.8 $4.2 $4.4 $4.8 $5.1 $5.4 $24.6 $25.1 $26.0 $26.0(1)
'23 '24 '25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 '73 '74 '75 '76
After-tax OCF
Capex (incl. Reclamation & Working Capital)
Cumulative CF (US$Bn)

Source: Management model.
Notes: Assumes consensus prices. Graphs truncated to fit page.
(1) Shown inclusive of terminal costs.

Model Adjustments

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Impact on Model NPV (US$MM)



100% NewRange Basis
PolyMet Attributable Corporate NAV
$1,307
$160
($511)
$956
($478)
$478
$40
$56
$574
Model NPV (8% Disc. Rate)
Consensus Price Deck
Discount Rate Change to 9%
Adj. Model NPV (9% Disc. Rate)
Adj. Model NPV @ 50% Attr.
50% Attr. Adj. Model NPV
Corporate Adjustments
G&A Synergies
Adj. Model NAV (9% Disc. Rate)

Source: Management model.

Model NAV & NPV Sensitivity Summary

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Model NAV

(US$MM unless otherwise noted)	
Mining & Other Assets	
50% Attr. Model NewRange After-tax NPV (9%)	$477.8
Other	--
Total Mining & Other Assets	**$477.8**
Corporate & Balance Sheet (1)	
Cash	$95.8
Proceeds from ITM Securities	--
Debt/Leases	($0.1)
PV of After-tax Corporate G&A(2)	($56.0)
G&A Synergies	$56.0
Total Corporate & Balance Sheet	**$95.7**
Total Net Asset Value	**$573.5**
FD ITM Shares Outstanding (MM)	196.3
NAV Per Share (US$)	**$2.92**
Offer Price (US$)	$2.11
Implied P/NAV @ Transaction	**0.72x**

Sensitivity of Key Inputs on Model $NPV_{9\%}$ (10% Change)



(63%)
All Commodity Prices
61%
(40%)
Discount Rate (8% vs. 10%)(3)
54%
(41%)
Copper Price
40%
(22%)
Non-Cu Commodity Prices
22%
(19%)
Initial Capex
19%
(19%)
Processing Cost
19%
(5%)
Mining Cost
5%
(3%)
LOM Sustaining Capex
3%
(1%)
G&A Cost
1%

Source: Management model.
Notes: Assumes consensus prices. Discounted to July 2023.
(1) Balance sheet as at June 30, 2023 per management.
(2) Pre-tax US$5MM per year.
(3) Reflects change in discount rate from 9%.

Opportunities and Risks Not Quantified

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- Upside opportunities and downside risks were also considered but have not been included given level of uncertainty

Opportunities for Upside

- **Expanded Throughput Scenarios**
  - Larger scenarios were considered as potential upside to the existing management model in light of the significant resource and long mine life
  - The management model envisions an ultimate throughput of 118k stpd which is ~4x larger than the existing permits at NorthMet
  - We note that the NewRange JV has run conceptual scenarios that are potentially larger than what is envisioned in the management model
    - NewRange scenarios are only conceptual in nature and has not been approved by the NewRange Board
  - Significantly larger scenarios may complicate permitting
- **Exploration Upside**
  - Potential to discover more economic tonnes that could displace lower value material in mine plan
  - Less of a focus given existing long life
- **Glencore Cost Synergies**
  - Additional synergies may be attributable to Glencore from a cleaner structure but likely immaterial and difficult to quantify based on discussions with management

Downside Risks

- **Delays to Production**
  - The model currently envisions construction beginning in 2025 with first production in 2027
  - Recent negative events on the permitting front and ongoing legal challenges may materially delay timeline to production
- **Cost Overruns**
  - Cost overruns remain a significant risk in the current market environment; multiple mining companies are facing significant capital spending overruns
  - Risk is somewhat offset as the most recent NorthMet feasibility was recently updated in December 2022 and contingencies are included

4. Value Perspectives

Fair Market Value

- Under MI 61-101, fair market value, subject to certain qualifications summarized below, means:

  "…the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length with the other and under no compulsion to act"

- No downward adjustment to fair market value is permitted to reflect:
  - Liquidity of the securities;
  - Effect of the transaction on the securities; or
  - The fact that the securities do not form part of a controlling interest
- MI 61-101 requires the company to consider any distinctive material benefit that might accrue to an interested party as a consequence of the transaction including
  - Synergies (e.g. G&A)
  - Tax benefits (management believes there are none)
  - Other (management believes there are none)

MI 61-101 requires the valuator to determine the "en bloc" value that an acquiror of 100% of PolyMet would be expected to pay in an open auction

Approach to Value

- In coming to a view on value of the PolyMet Shares, the following methodologies were generally considered:

Comparable Company Analysis

- Compare various financial metrics of PolyMet to similar, publicly listed companies
  - Enterprise value, asset location, development stage and resource size and grade, among others, are key considerations for assessing comparability
  - In PolyMet's case, the two most pertinent financial metrics given the stage of NewRange are:
    - Net asset value ("NAV")
    - Enterprise value ("EV") to attributable resources in all categories (secondary methodology)
- A change of control premium is added to such analysis in order to arrive at an en bloc value

Precedent Transaction Analysis

- Considers the implied financial metrics, of previous transactions of comparable public companies to arrive at an en bloc value for the PolyMet Shares
- The following metrics are considered in coming to a view on value
  - Transaction P/NAV
  - Transaction EV to attributable resource in all categories (secondary methodology)
  - Precedent transaction premiums to pre-announcement trading prices

Precedent Developer Transactions – Base Metals DRAFT

STRICTLY PRIVATE & CONFIDENTIAL

Date	Target	Acquiror	Jurisdiction	Stage	Main Commodity	Transaction Value	Consensus P / NAV	EV / Cu Eq. Resources
						(US$MM)	(ratio)	(US¢/lb)
Mar-23	55% La Granja (RIO)	First Quantum	Peru	Res. Dev't	Cu	$651	n/a	2.4¢
Oct-22	Cornerstone	SolGold	Ecuador	PFS	Cu/Au	$106	n/a	1.2¢
Oct-22	Eva (CMMC)	Harmony	Australia	Feas.	Cu/Au	$170[(1)]	0.6x	5.6¢
Dec-21	Josemaria	Lundin Mining	Argentina	Feas.	Cu/Au	$482	0.3x	3.1¢
Dec-21	Noront	Wyloo	Ontario	Feas.	Ni	$566	n/a	7.9¢
Mar-21	GT Gold	Newmont	B.C.	PEA	Cu/Au	$347	0.5x	3.5¢
Dec-20	Kisanfu (FCX)	CMOC	DRC	Res. Dev't	Co/Cu	$550	n/a	0.8¢
Nov-19	54% Timok LZ (FCX)	Zijin	Serbia	Res. Dev't	Cu	$343	n/a	1.8¢
Jun-19	MOD	Sandfire	Botswana	Feas.	Cu	$101	0.3x	5.2¢
Feb-19	Nzuri	Chengtun	DRC	Feas.	Cu/Co	$81	n/a	6.5¢
Jul-18	50% Galore Creek (NG)	Newmont	B.C.	PFS	Cu	$244	n/a	2.5¢
Mar-17	Exeter	Goldcorp	Chile	PEA	Au/Cu	$169	0.7x	0.9¢
Mar-17	50% Cerro Casale (ABX/K)	Goldcorp	Chile	Feas.	Cu/Au	$435	0.9x	3.5¢
Apr-16	Reservoir Minerals	Nevsun	Serbia	PEA	Cu	$556	0.4x	13.1¢
Jul-15	El Pilar (Stingray)	Southern Copper	Mexico	Feas.	Cu	$100	n/a	3.9¢
May-15	47% Kamoa (IVN)	Zijin	DRC	PEA	Cu	$412	0.4x	1.6¢
Nov-14	51% Kolwezi	Zijin	DRC	Feas.	Cu	$78	n/a	2.0¢
Nov-14	Duluth	Antofagasta	Minnesota	PFS	Cu/Ni	$76	0.5x	0.2¢
Sep-14	Indophil Resources	Alsons Group	Philippines	Feas.	Cu/Au	$135	n/a	0.8¢
Sep-14	Curis	Taseko	Arizona	PFS	Cu	$94	0.4x	3.0¢
Jun-14	Augusta	Hudbay	Arizona	Permitting	Cu	$603	0.6x	5.7¢
Jun-14	Lumina	First Quantum	Argentina	PEA	Cu	$393	0.5x	1.1¢
Nov-13	80% Frieda River (GLEN)	PanAust	PNG	Feas.	Cu	$75	0.2x	0.3¢
Median							**0.46x**	**2.5¢**
Average							**0.48x**	**3.3¢**

Source: FactSet, company disclosure and available analyst estimates.

Notes: Based on transactions between US$50MM to US$1Bn. Cu Eq. resources based on LT prices at the time of announcement.

(1) Excludes contingent payments.

Precedent 1-Day Premiums

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Implied 1-Day Unaffected Premium @ Transaction: 167%
28%
38%
36%
39%
32%
39%
30%
42%
All
Metals & Mining
Base Metals
Base Metals Developers
All
Metals & Mining
Base Metals
Base Metals Developers
Global Transactions
U.S. & Canadian Transactions

Source: FactSet.

Notes: Based on completed transactions from 2010 to June 30, 2023 between US$50MM to US$1Bn. Includes between 12 and 3,719 transactions per group.
Implied PLM premium based on unaffected closing price on June 30, 2023 and not shown to scale for visualization purposes.

Indications of Value

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	Metric	Indicative Range	Indications of Value Per Fully Diluted ITM PolyMet Share (US$) Low	High
Trading Values	52-Week Low / High	--	$0.75	$3.43
Trading Values	Peer P/NAV (Model)	0.20x - 0.40x	$0.58	$1.17
Trading Values	Peer P/NAV (Consensus)	0.20x - 0.40x	$1.15	$2.31
Trading Values	Peer EV/Cu Eq. Resources	US¢0.5/lb - US¢2.0/lb	$1.42	$4.22
En Bloc Value	Precedent P/NAV (Model)	0.40x - 0.70x	$1.17	$2.05
En Bloc Value	Precedent P/NAV (Consensus)	0.40x - 0.70x	$2.31	$4.04
En Bloc Value	Precedent EV/Cu Eq. Resources	US¢2.0/lb - US¢3.5/lb	$4.22	$7.02
En Bloc Value	Unaffected Price + 1-Day Premium	30% - 45%	$1.03	$1.15
En Bloc Value	Peer P/NAV (Model) + Premium	30% - 45%	$0.76	$1.69
En Bloc Value	Peer P/NAV (Consensus) + Premium	30% - 45%	$1.50	$3.35
En Bloc Value	Peer EV/Cu Eq. Resources + Premium	30% - 45%	$1.85	$6.12
	Selected En Bloc Range	--	$1.40	$2.50

Transaction: US$2.11/share

Source: Company disclosure, FactSet, Bloomberg, available analyst estimates and management model.
Notes: Analysis assumes consensus metal prices. Discounted to July 2023.

5. Other Considerations

Other Considerations

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Other Strategic Alternatives Considered	• In addition to executing the Company's standalone plan, PolyMet has looked for opportunities to maximize shareholder value through mergers and acquisitions, financing, etc. • Difficult for third parties to engage with PolyMet given Glencore's controlling interest in the Company • **Glencore has noted that it is not supportive of any other transactions and that this represents its "full and final" offer price**
Permitting Remains Difficult	• Permitting risk remains high; could materially delay timeline to production and planned expansions • Recent revocation of NorthMet's Clean Water Act Section 404 permit by the U.S. Army Corps of Engineers has an unknown timeline for resolution • Mesaba deposit is unpermitted; a portion of the Mesaba deposit may discharge water to a potentially environmentally sensitive area • Ongoing legal challenges add to complexity
Standalone Path is Complicated	• Attributable development capex (and expansion capex) represents a meaningful amount relative to the Company's current market cap • Cost inflation continues to be a significant risk in the current environment • Equity markets remain a challenge and cost of debt is elevated due to the current interest rate environment • Any equity component likely via a rights offering – Historically, Glencore's ownership has increased after each rights offering
Share Price Has Declined Significantly	• PolyMet's share price has declined significantly and underperformed its peer group since Glencore's initial proposal due to the revocation of NorthMet's Section 404 permit • Lack of share price catalysts on the horizon to move the stock forward

6. Conclusion

Conclusion

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Valuation Conclusion

- [Based upon and subject to the foregoing, Maxit is of the opinion that, as of July 15, 2023, the fair market value of the PolyMet Shares is in the range of US$1.40 to US$2.50 per PolyMet Share]

Fairness Opinion Conclusion

- [Based on and subject to the foregoing and such other matters as Maxit considered relevant, it is Maxit's opinion, as of the date hereof, that the Consideration to be received by PolyMet shareholders (other than Glencore) pursuant to the Transaction is fair, from a financial point of view, to PolyMet shareholders (other than Glencore)]

Appendix. Supplemental Material

Share Price Sensitivity Analysis – Model P/NAV

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STRICTLY PRIVATE & CONFIDENTIAL

	Disc. Rate (%)	P/NAV 0.4x	P/NAV 0.5x	P/NAV 0.6x	P/NAV 0.7x
All Commodity Prices: -10% Change	8.0%	$0.96	$1.20	$1.44	$1.68
	9.0%	$0.55	$0.69	$0.83	$0.97
	10.0%	$0.26	$0.32	$0.39	$0.45
	11.0%	$0.04	$0.05	$0.06	$0.07
	12.0%	nmf	nmf	nmf	nmf
All Commodity Prices: -5% Change	8.0%	$1.33	$1.66	$1.99	$2.32
	9.0%	$0.86	$1.08	$1.30	$1.51
	10.0%	$0.52	$0.65	$0.78	$0.91
	11.0%	$0.26	$0.33	$0.39	$0.46
	12.0%	$0.07	$0.08	$0.10	$0.12
All Commodity Prices: No Change	8.0%	$1.69	$2.11	$2.54	$2.96
	9.0%	**$1.17**	$1.46	$1.75	**$2.05**
	10.0%	$0.78	$0.97	$1.17	$1.36
	11.0%	$0.48	$0.61	$0.73	$0.85
	12.0%	$0.26	$0.32	$0.39	$0.45
All Commodity Prices: +5% Change	8.0%	$2.05	$2.56	$3.07	$3.58
	9.0%	$1.47	$1.84	$2.20	$2.57
	10.0%	$1.03	$1.29	$1.55	$1.81
	11.0%	$0.70	$0.88	$1.05	$1.23
	12.0%	$0.45	$0.56	$0.67	$0.78
All Commodity Prices: +10% Change	8.0%	$2.40	$3.00	$3.60	$4.20
	9.0%	$1.76	$2.20	$2.65	$3.09
	10.0%	$1.28	$1.60	$1.92	$2.25
	11.0%	$0.92	$1.14	$1.37	$1.60
	12.0%	$0.63	$0.79	$0.95	$1.11

Source: Management model.

Notes: Analysis assumes consensus metal prices unless otherwise noted. Discounted to July 2023.